Exhibit 10.8

Current Director Fee Arrangements

Directors of Great Southern Bancorp, Inc. ("Bancorp") receive a monthly fee of $1,000 per regular monthly meeting attended, which is the only compensation paid to directors by Bancorp, except for stock options which may be granted in the discretion of the Board of Directors under Bancorp's 2013 Stock Option and Incentive Plan. Directors of Great Southern Bank receive a monthly fee of $3,000 per regular monthly meeting attended. The directors of Bancorp and the directors of the Bank are the same individuals. The directors of Bancorp and its subsidiaries serving on the Audit Committee are paid a fee of $300 per meeting attended, except for the chairman of the Audit Committee, who is paid a fee of $350 per meeting attended.  Director Brown serves on the Bank's Compliance Committee and is paid a fee of $300 per meeting attended.  The directors of Bancorp and its subsidiaries are not reimbursed for their costs incurred in attending Board and committee meetings.